EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2010 in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-166796) of Goodman Global Group, Inc. for the registration of its 11.500% Senior Discount Notes due 2014.

/s/ Ernst & Young LLP

Houston, Texas

July 1, 2010